EXHIBIT 99.1
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DIGITAL IMAGING RESOURCES, INC. TERMINATES MERGER AGREEMENT WITH VIANET DIRECT,
INC. THURSDAY SEPTEMBER 29, 2006

Morristown, New Jersey--October 2, 2006--Digital Imaging Resources, Inc. (OTC
BB: DGIR.OB) today announced that it has terminated its merger agreement with Vianet Direct, Inc. On June 5, 2006, DGIR entered into an agreement and plan of merger with Vianet. The merger was subject to closing conditions, and the performance of covenants by each party. Closing of the merger was to have taken place on July 14, 2006. After extensive discussions DGIR and Vianet were unable to agree to a later closing date or to satisfaction or waiver of the closing conditions. As a result, DGIR's Board of Directors elected to terminate the Merger Agreement.

DGIR's Board of Directors will continue to explore strategic options that might be available to DGIR, including, without limitation, a merger or some other business combination or divesting some or all of its subsidiaries.

About DGIR:

Digital Imaging Resources, Inc., based in Morristown, NJ, through its wholly owned subsidiary, SwingStation Inc., has been engaged in the development, production and marketing of a video capture system intended for use in golf swing analysis and other sporting and entertainment activities since March of 2003.


This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Digital Imaging Resources, Inc. that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, risks associated with Digital Imaging Resources' future growth and operating results, the uncertainty associated with obtaining sufficient financing, the uncertainty of market acceptance of its products, technological change, competitive factors and general economic conditions, along with those issues identified from time to time in its Securities and Exchange Commission filings and other public documents. Except as otherwise required to be disclosed in current and periodic reports required to be filed by companies registered under the Securities Exchange Act of 1934, as amended, and by the rules of the Securities and Exchange Commission, Digital Imaging Resources, Inc. has no duty and undertakes no obligation to update such statements after the date hereof.


CONTACT:
Digital Imaging Resources, Inc., Morristown, NJ


Investor Contact:
Theodore M. Swartwood, (973) 538-4177